Exhibit 4.2

#5416445.4

SUPPLEMENTAL INDENTURE

Supplemental Indenture (this “Supplemental Indenture”), dated as of March 10, 2017, among Targa SouthOk NGL Pipeline LLC, an Oklahoma limited liability company (the “Guaranteeing Subsidiary”), Targa Resources Partners LP, a Delaware limited partnership (“Targa Resources Partners”), and Targa Resources Partners Finance Corporation (together with Targa Resources Partners, the “Issuers”), the other Guarantors (as defined in the Indenture referred to herein) and U.S. Bank National Association, as trustee under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Issuers have heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of January 31, 2012 providing for the issuance of 6 3/8% Senior Notes due 2022 (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall unconditionally guarantee all of the Issuers’ Obligations under the Notes and the Indenture on the terms and conditions set forth herein (the “Note Guarantee”); and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guaranteeing Subsidiary and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1. Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2. Agreement to Guarantee. The Guaranteeing Subsidiary hereby agrees to provide an unconditional Guarantee on the terms and subject to the conditions set forth in the Indenture including but not limited to Article 10 thereof.

3. No Recourse Against Others. No past, present or future director, officer, employee, incorporator, stockholder or agent of the Guaranteeing Subsidiary, as such, shall have any liability for any obligations of the Issuers or the Guaranteeing Subsidiary under the Notes, any Note Guarantees, the Indenture or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of the Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

4. NEW YORK LAW TO GOVERN. THE LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE.

5. Counterparts. The Parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

6. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

7. The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiary and the Issuers.

Signature pages follow.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

GUARANTEEING SUBSIDIARY

Targa SouthOk NGL Pipeline LLC

By:  /s/ Chris McEwan

Name: Chris McEwan

Title:	Vice President and Treasurer

Signature Page to Supplemental Indenture (January 31, 2012 Indenture)

ISSUERS

TARGA RESOURCES PARTNERS LP

By: Targa Resources GP LLC, its general partner

By:  /s/ Chris McEwan

Name: Chris McEwan

Title:	Vice President and Treasurer

TARGA RESOURCES PARTNERS FINANCE CORPORATION

By:  /s/ Chris McEwan

Name: Chris McEwan

Title:	Vice President and Treasurer

Signature Page to Supplemental Indenture (January 31, 2012 Indenture)

TRUSTEE

U.S. BANK NATIONAL ASSOCIATION,

as Trustee

By: /s/ Shazia Flores

Authorized Signatory

Signature Page to Supplemental Indenture (January 31, 2012 Indenture)